UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


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                       SEC FILE NUMBER:         000-29363
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                       CUSIP NUMBER:          72811P 10 2
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(Check One): [x] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
             [ ] Form N-SAR [ ]Form N-CSR

For Period Ended:  December 31, 2008


             [ ]   Transition Report on Form 10-K
             [ ]   Transition Report on Form 20-F
             [ ]   Transition Report on Form 11-K
             [ ]   Transition Report on Form 10-Q
             [ ]   Transition Report on Form N-SAR

For the Transition Period Ended:
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                Nothing in this form shall be construed to imply
                      that the Commission has verified any
                          information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I  --  REGISTRANT INFORMATION



Players Network
Full Name of Registrant

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Former Name if Applicable

4260 Polaris Avenue
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Address of Principal Executive Office (Street and Number)

Las Vegas, NV 89103
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City, State and Zip Code

PART II  --  RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on Form 10-Q, Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c) The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-Q, 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Registrant did not obtain all the necessary information prior to the filing date and the attorney and accountant could not complete the required legal information and financial statements and management could not complete the Management's Discussion and Analysis of such financial statements prior to March 31, 2009.
                         (Attach Extra Sheets if Needed)

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Mark Bradley                 702                      895-8884
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             (Name)                (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  Yes [X] No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  Yes [ ] No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Players Network, Inc.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   March 27, 2009                    By:   /s/ Mark Bradley
                                                --------------------------------
                                                Chief Executive Officer